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                      Letterhead of Columbia Engineering

May 12, 1998

Securities and Exchange Commission
459 Fifth Street
Washington, D.C. 20549


Gentlemen:

I hereby consent to the use of my engineering report in an amended SB-2 being filed by Tengasco, Inc. and to the reference of me or my firm under the captions "Experts"

Sincerely,

/s/ David E. Yard
-------------------------------------
David E. Yard, P.E.


Columbia Engineering